LCI INDUSTRIES REPORTS THIRD QUARTER FINANCIAL RESULTS
Growth in Adjacent Industries and Aftermarket; Strong Execution Drives Operating Margin Expansion

Third Quarter 2026 Highlights versus Third Quarter 2025
•Consolidated net sales of $992 million relative to $1,036 million
•Diversified businesses grew, with Adjacent Industries net sales growth of 7% and Aftermarket up 6%, partially mitigating lower RV OEM sales
•Operating profit margin expanded 30 bps to 7.6% from 7.3%
•Adjusted operating profit margin, which excludes the impacts of merger-related expenses and restructuring costs, expanded 100 bps to 8.3% from 7.3%
•Net income of $50 million, or 5.0% of net sales, relative to $62 million, or 6.0% of net sales
•Diluted earnings per share decreased 20% to $2.05 relative to $2.55
•Adjusted net income of $54 million; adjusted diluted EPS increased 12% to $2.21 from $1.97
•Adjusted EBITDA of $111 million, or 11.2% of net sales, up from $106 million, or 10.2% of net sales
•Towable RV content per unit up 6% to $5,733

Other Highlights
•Cash flows from operations of $316 million for the LTM ended September 30, 2026
•$28 million returned to shareholders via dividends during the quarter
•Strong liquidity position of $841 million, comprising $246 million of cash and cash equivalents and $595 million of availability on revolving credit facility at September 30, 2026
•As previously announced, on June 30, 2026, the Company entered into a definitive agreement to combine with Patrick Industries, Inc. in an all-stock merger. The Company will hold a special meeting of stockholders on November 18, 2026. Please visit www.PatrickandLippertTogether.com for more information.

Elkhart, Indiana - November 5, 2026 - LCI Industries (NYSE: LCII), a leading supplier of engineered components to the recreation and transportation markets, today reported third quarter 2026 results.

"Our third-quarter results reflect continued progress in improving profitability in a soft outdoor recreation market. Margin expansion and 6% growth in product content per unit contributed to our performance and position us to achieve our updated full-year outlook," said Johnny Sirpilla, Interim Chief Executive Officer. "Our 2026 performance has been driven by taking actions on those areas within our control. This includes the ongoing pursuit of operational efficiencies and strategic cost reductions. Our cost management and growth in adjacent industries and aftermarket sales contributed to our bottom line results and we believe leave us well-positioned as conditions normalize."

Mr. Sirpilla continued, "Our new product pipeline and the repair and replacement needs of the installed RV base provide opportunities to serve customers even as demand for new units remains constrained. We are also advancing toward the proposed merger with Patrick Industries, which we continue to expect to close in the first half of 2027. Until that time, our focus remains on disciplined execution and strengthening the business under current market conditions, while driving long-term shareholder value."

Third Quarter 2026 Results

Consolidated net sales of $992.5 million in the third quarter of 2026 compares to $1,036.5 million in the same period of 2025. The decrease in consolidated net sales was primarily driven by lower North American RV wholesale shipments, partially offset by increases in selling prices contractually tied to indices of select commodities, growth in the automotive aftermarket, and sales from acquired businesses ($5.2 million in the third quarter).

Net income was $50.1 million, or $2.05 per diluted share, compared to $62.5 million, or $2.55 per diluted share, in the third quarter of 2025. Adjusted net income increased to $54.0 million, or $2.21 per diluted share, compared to $48.1 million, or $1.97 per diluted share. Adjusted EBITDA increased to $111.5 million, compared to $105.9 million in the third quarter of 2025. Operating profit margin increased to 7.6% in the third quarter of 2026 compared to 7.3% in the same period of 2025. Year-over-year margin expansion was driven primarily by cost improvement actions, including materials sourcing strategies, partially offset by lower absorption of fixed costs due to lower sales volumes and merger-related expenses.

*Additional information regarding adjusted net income, adjusted EPS, adjusted EBITDA, and adjusted operating profit margin used throughout this release, as well as reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

OEM Segment - Third Quarter Performance

OEM net sales decreased $57.7 million, or 7%, to $732.3 million for the third quarter of 2026, compared to $790.0 million in the same period of 2025. RV OEM net sales decreased 17% to $389.9 million, primarily due to a decrease in North American travel trailer and fifth-wheel shipments, and a change in RV sales mix toward more lower content single axle travel trailers, partially offset by increases in selling prices contractually tied to indices of select commodities. Adjacent Industries OEM net sales increased 7% year-over-year to $342.4 million, primarily driven by higher sales to North American transportation, marine, and manufactured housing OEMs.

Operating profit of the OEM Segment was $44.1 million in the third quarter of 2026, or 6.0% of net sales, compared to $43.6 million, or 5.5% of net sales, in the same period in 2025. Operating profit margin of the OEM Segment benefited primarily from increases in selling prices contractually tied to indices of select commodities, cost improvement actions, including materials sourcing strategies, and a favorable shift in component sales mix, partially offset by the impact of fixed costs spread over decreased production volumes, decreases in selling prices for certain products primarily related to changes in tariff costs, higher material and freight costs, including higher steel and aluminum costs and rising fuel costs, as well as merger-related expenses.

Aftermarket Segment - Third Quarter Performance

Aftermarket net sales increased 6% to $260.2 million for the third quarter of 2026, compared to $246.5 million in the same period of 2025. The increase was primarily driven by increases in volume in the automotive aftermarket.

Operating profit of the Aftermarket Segment was $30.9 million, or 11.9% of net sales in the third quarter of 2026, compared to $31.9 million, or 12.9% of net sales, in the same period of 2025. Operating profit margin of the Aftermarket Segment was negatively impacted by higher material and freight costs related to tariffs, higher steel and aluminum costs, rising fuel costs, investments in capacity and distribution to support the Aftermarket Segment, restructuring costs to support growth in the automotive aftermarket, and merger-related expenses, partially offset by the impact of fixed costs spread over increased automotive aftermarket production volumes, cost improvement actions, including materials sourcing strategies, and increases in selling prices for targeted products and to cover increased material costs.

Income Taxes

The Company's effective tax rate was 26.7% for the quarter ended September 30, 2026, compared to 25.6% for the quarter ended September 30, 2025. The increase in the effective tax rate was primarily due to the reduction in a discrete tax benefit related to an increase in the cash surrender value of company-owned life insurance policies compared to the prior year period and a write-off of projected non-deductible deferred executive compensation.

Balance Sheet and Other Items

At September 30, 2026, the Company's cash and cash equivalents balance was $245.6 million, relative to $222.6 million at December 31, 2025. The Company used $92.0 million to pay off the remaining balance of its 2026 Convertible Notes at maturity, $83.8 million for dividend payments to shareholders, and $41.9 million for capital expenditures in the nine months ended September 30, 2026.

The Company's outstanding long-term indebtedness, including current maturities, was $852.4 million at September 30, 2026. As of September 30, 2026, the Company had $595.4 million of borrowing availability under its revolving credit facility.

Outlook

Based on current market and economic conditions along with existing tariffs, the Company currently expects the following:

•October 2026 net sales of approximately $341 million, down 10% from prior year
•2026 North American RV wholesale shipments of 285,000 to 295,000
•2026 revenue of $3.9 billion to $4.0 billion
•2026 adjusted operating profit margin of 7.5% to 8.0%
•2026 adjusted EPS of $8.25 to $8.50

Conference Call & Webcast

LCI Industries will host a conference call to discuss its third quarter results on Thursday, November 5, 2026, at 8:30 a.m. Eastern time. An online, real-time webcast, as well as a supplemental earnings presentation, will be available on the Company's website, investors.lci1.com. The conference call and webcast can also be accessed by dialing (833) 461-5787 for participants in the U.S. and (585) 542-9983 for participants outside the U.S. using the required access code 567748958#. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call.

A replay of the conference call will be available for two weeks by dialing (833) 309-1852 for participants in the U.S. and (929) 828-5978 for those outside the U.S. and referencing access code 567748958#. A replay of the webcast will be available on the Company's website immediately following the conclusion of the call.

About LCI Industries

LCI Industries (NYSE: LCII), through its Lippert subsidiary, is a global leader in supplying engineered components to the outdoor recreation and transportation markets. We believe our innovative culture, advanced manufacturing capabilities, and dedication to enhancing the customer experience have established Lippert as a reliable partner for both OEM and aftermarket customers. For more information, visit www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, profitability, margins, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to the Company's 2026 outlook and related assumptions, production levels, future financial results and business prospects, net sales, expenses and income (loss), operating margins, capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand and shipments, run rates, integration of acquisitions, planned divestitures and facility consolidations, optimization of facilities and infrastructure, R&D investments, commodity prices, addressable markets, industry trends, and the Company's proposed merger with Patrick Industries, Inc. ("Patrick"), whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, (1) the impacts of costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, (2) tariff refunds and related pass through to customers, (3) future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, team members, business and cash flows, (4) pricing pressures due to domestic and foreign competition, (5) seasonality and cyclicality in the industries to which we sell our products, (6) availability of credit for financing the retail and wholesale purchase of products for which we sell our components, (7) inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, (8) the financial condition of our customers, (9) the financial condition of retail dealers of products for which we sell our components, (10) retention and concentration of significant customers, (11) the costs, pace of and successful integration of acquisitions and other growth initiatives, (12) availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, (13) efficiency improvements and cost reductions, (14) the disruption of business resulting from natural disasters or other unforeseen events, (15) the successful entry into new markets, (16) the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, (17) information technology performance and security, (18) the ability to protect intellectual property, (19) warranty and product liability claims or product recalls, (20) interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, (21) risks related to the pending merger with Patrick, including (a) the risk that the cost savings and any revenue synergies from the transaction may not be fully realized or may take longer than anticipated to be realized, (b) disruption to each party’s business as a result of the announcement and pendency of the transaction, (c) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate as a result of unexpected factors or events, (d) the failure to obtain the necessary approvals by the stockholders of the Company or Patrick, (e) the ability by each of the Company and Patrick to obtain required governmental approvals of the transaction on the timeline expected, or at all, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction, (f) reputational risk and the reaction of each party’s customers, suppliers, employees or other business partners to the transaction, (g) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the transaction or the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (h) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (i) risks related to management and oversight of the expanded business and operations of the combined company due to the increased size and complexity, (j) the possibility of increased scrutiny by, and/or additional regulatory requirements of, governmental authorities as a result of the transaction or the size, scope and complexity of the combined company's business operations, and (k) the outcome of any legal or regulatory proceedings that may be currently pending or later instituted against the Company, Patrick or the combined company before or after the transaction, and (22) other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2026 and in the Company's subsequent filings with the Securities and Exchange Commission (the "SEC"). Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

Important Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction between the Company and Patrick, Patrick has filed relevant materials with the SEC, including, among other filings, a Patrick registration statement on Form S-4 (File No. 333-299100) that includes a preliminary joint proxy statement of the Company and Patrick that also constitutes a prospectus of Patrick with respect to shares of Patrick’s common stock to be issued in the proposed transaction. The registration statement was declared effective by the SEC on October 19, 2026, and the Company and Patrick commenced mailing the definitive joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") to their respective stockholders on or about October 19, 2026. The Company and Patrick may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Joint Proxy Statement/Prospectus or any other document which the Company and Patrick may file with the SEC. INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND PATRICK ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders are able to obtain free copies of the registration statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by the Company and Patrick through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company are available free of charge on the Company's website at lippert.com under the tab "Investors" and under the heading "Financials" and subheading "SEC Filings." Copies of the documents filed with the SEC by Patrick are available free of charge on Patrick's website at patrickind.com under the tab "Investors" and under the heading "SEC Filings."

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy or exchange any securities or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. It does not constitute a prospectus or prospectus equivalent document. No offering or sale of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Contact:
Lillian D. Etzkorn, CFO
(574) 535-1125
Investors@lci1.com

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve
	2026	2025	2026	2025	Months
(In thousands, except per share amounts)

Net sales	$992,483	$1,036,477	$3,051,675	$3,189,317	$3,984,375
Cost of sales	728,688	783,864	2,213,071	2,414,934	2,939,859
Gross profit	263,795	252,613	838,604	774,383	1,044,516
Warehouse and transportation	59,458	49,650	176,682	153,740	228,002
Selling, general and administrative expenses	129,322	127,524	395,788	376,083	515,018
Operating profit	75,015	75,439	266,134	244,560	301,496
Interest expense, net	8,389	10,323	24,621	26,003	34,328
Loss on extinguishment of debt	—	806	—	8,859	—
Gain on sale of real estate	(1,681)	(19,716)	(2,235)	(19,716)	(2,235)
Income before income taxes	68,307	84,026	243,748	229,414	269,403
Provision for income taxes	18,220	21,533	63,573	59,848	70,544
Net income	$50,087	$62,493	$180,175	$169,566	$198,859

Net income per common share:
Basic	$2.06	$2.56	$7.42	$6.79	$8.19
Diluted	$2.05	$2.55	$7.39	$6.78	$8.16

Weighted average common shares outstanding:
Basic	24,322	24,389	24,288	24,978	24,272
Diluted	24,417	24,466	24,376	25,004	24,371

Depreciation	$15,999	$16,706	$50,019	$50,195	$66,878
Amortization	$12,943	$13,779	$39,579	$40,155	$53,601
Capital expenditures	$13,445	$16,297	$41,877	$38,071	$56,450

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve
	2026	2025	2026	2025	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$337,852	$412,472	$1,062,207	$1,325,592	$1,444,851
Motorhomes	52,013	57,635	173,622	178,615	230,983
Adjacent Industries OEMs	342,420	319,916	1,024,063	948,930	1,320,574
Total OEM Segment net sales	732,285	790,023	2,259,892	2,453,137	2,996,408
Aftermarket Segment:
Total Aftermarket Segment net sales	260,198	246,454	791,783	736,180	987,967
Total net sales	$992,483	$1,036,477	$3,051,675	$3,189,317	$3,984,375

Operating profit:
OEM Segment	$44,117	$43,570	$164,704	$157,227	$191,597
Aftermarket Segment	30,898	31,869	101,430	87,333	109,899
Total operating profit	$75,015	$75,439	$266,134	$244,560	$301,496

Depreciation and amortization:
OEM Segment depreciation	$10,184	$11,992	$33,749	$36,488	$45,592
Aftermarket Segment depreciation	5,815	4,714	16,270	13,707	21,286
Total depreciation	$15,999	$16,706	$50,019	$50,195	$66,878

OEM Segment amortization	$8,951	$9,917	$27,512	$28,669	$37,508
Aftermarket Segment amortization	3,992	3,862	12,067	11,486	16,093
Total amortization	$12,943	$13,779	$39,579	$40,155	$53,601

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	September 30,	December 31,
	2026	2025
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$245,618	$222,615
Accounts receivable, net	385,231	243,425
Inventories, net	746,726	809,094
Prepaid expenses and other current assets	68,132	74,552
Total current assets	1,445,707	1,349,686
Fixed assets, net	405,705	428,031
Goodwill	618,906	622,183
Other intangible assets, net	359,782	402,568
Operating lease right-of-use assets	268,390	272,995
Other long-term assets	101,656	100,524
Total assets	$3,200,146	$3,175,987

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$3,650	$3,683
Accounts payable, trade	196,353	202,257
Current portion of operating lease obligations	46,074	44,174
Accrued expenses and other current liabilities	266,778	223,253
Total current liabilities	512,855	473,367
Long-term indebtedness	848,745	941,502
Operating lease obligations	241,190	246,047
Deferred taxes	28,002	27,495
Other long-term liabilities	111,299	126,743
Total liabilities	1,742,091	1,815,154
Total stockholders' equity	1,458,055	1,360,833
Total liabilities and stockholders' equity	$3,200,146	$3,175,987

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2026	2025
(In thousands)
Cash flows from operating activities:
Net income	$180,175	$169,566
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	89,598	90,350
Stock-based compensation expense	17,030	16,868
Loss on extinguishment of debt	—	8,859
Gain on sale of real estate	(2,235)	(19,716)
Other non-cash items	6,839	9,860
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(144,308)	(145,752)
Inventories, net	60,987	33,176
Prepaid expenses and other assets	1,567	11,069
Accounts payable, trade	(3,360)	24,333
Accrued expenses and other liabilities	30,982	53,491
Net cash flows provided by operating activities	237,275	252,104
Cash flows from investing activities:
Capital expenditures	(41,877)	(38,071)
Acquisition of businesses	—	(102,990)
Proceeds from sale of real estate	3,681	22,674
Other investing activities	7,701	(3,249)
Net cash flows used in investing activities	(30,495)	(121,636)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(6,718)	(5,242)
Repayments under revolving credit facility	—	(19,261)
Proceeds from term loan borrowings	—	391,000
Repayments under term loan and other borrowings	(3,225)	(282,535)
Proceeds from issuance of convertible notes	—	448,500
Repurchase of convertible notes	(92,000)	(368,920)
Purchases of convertible note hedge contracts	—	(67,574)
Proceeds from issuance of warrants concurrent with note hedge contracts	—	27,600
Payment of dividends	(83,838)	(86,215)
Repurchases of common stock	—	(128,571)
Other financing activities	—	(4,998)
Net cash flows used in financing activities	(185,781)	(96,216)
Effect of exchange rate changes on cash and cash equivalents	2,004	(287)
Net increase in cash and cash equivalents	23,003	33,965
Cash and cash equivalents at beginning of period	222,615	165,756
Cash and cash equivalents at end of period	$245,618	$199,721

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Last Twelve
	2026	2025	2026	2025	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	57.4	65.7	196.3	233.5	261.0
Motorhome RVs	7.7	8.9	28.2	27.6	36.6
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	75.6	90.7	215.8	254.0	267.9
Impact on dealer inventories	(18.2)	(25.0)	(19.5)	(20.5)	(6.9)
Motorhome RVs	9.6	10.4	27.6	30.1	35.5

			Twelve Months Ended
			September 30,
			2026	2025
Lippert Content Per Industry Unit Produced(2):
Travel trailer and fifth-wheel RV			$5,733	$5,431
Motorhome RV			$3,873	$3,839

			September 30,		December 31,
			2026	2025	2025
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (3)			$595.4	$595.2	$595.2
Days sales in accounts receivable, based on last twelve months			31.3	29.4	29.7
Inventory turns, based on last twelve months			3.7	4.2	4.2

Estimated Full Year Data:			2026
Revenue			$3.9 - $4.0 billion
Adjusted operating profit margin(4)			7.5% - 8.0%
Adjusted diluted EPS			$8.25 - $8.50
Capital expenditures			$55 - $65 million
Depreciation and amortization			$115 - $125 million
Stock-based compensation expense			$22 - $25 million
Annual tax rate			25% - 27%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) Excludes the impact on net sales in 2026 from IEEPA tariff refunds passed through or expected to be passed through to customers.
(3) Remaining availability under the revolving credit facility is subject to covenant restrictions.
(4) Estimate excludes impact of restructuring costs, merger-related expenses, and IEEPA tariff refunds.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to Adjusted EBITDA, net sales to adjusted net sales, and net income as a percentage of net sales to Adjusted EBITDA as a percentage of adjusted net sales.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
(In thousands)
Net income	$50,087	$62,493	$180,175	$169,566
Interest expense, net	8,389	10,323	24,621	26,003
Provision for income taxes	18,220	21,533	63,573	59,848
Depreciation expense	15,999	16,706	50,019	50,195
Amortization expense	12,943	13,779	39,579	40,155
EBITDA	$105,638	$124,834	$357,967	$345,767
Loss on extinguishment of debt	—	806	—	8,859
Gain on sale of real estate	(1,681)	(19,716)	(2,235)	(19,716)
Restructuring costs	2,393	—	6,814	—
Merger expenses	5,120	—	19,244	—
Net impact of IEEPA tariff refunds	—	—	(15,972)	—
Executive separation costs	—	—	—	3,193
Adjusted EBITDA	$111,470	$105,924	$365,818	$338,103

Net sales	$992,483	$1,036,477	$3,051,675	$3,189,317
IEEPA tariff refunds impact on net sales	—	—	88,792	—
Adjusted net sales	$992,483	$1,036,477	$3,140,467	$3,189,317

Net income as a percentage of net sales	5.0%	6.0%	5.9%	5.3%
Adjusted EBITDA as a percentage of adjusted net sales	11.2%	10.2%	11.6%	10.6%
The following table reconciles operating profit margin to adjusted operating profit margin.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating profit margin	7.6%	7.3%	8.7%	7.7%
Restructuring costs	0.2%	—%	0.2%	—%
Merger expenses	0.5%	—%	0.6%	—%
Net impact of IEEPA tariff refunds	—%	—%	(0.7)%	—%
Executive separation costs	—%	—%	—%	0.1%
Adjusted operating profit margin	8.3%	7.3%	8.8%	7.8%

The following table reconciles net income to adjusted net income and net income per diluted share to adjusted net income per adjusted diluted share ("Adjusted EPS").

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
(In thousands, except per share amounts)
Net income	$50,087	$62,493	$180,175	$169,566
Loss on extinguishment of debt	—	806	—	8,859
Gain on sale of real estate	(1,681)	(19,716)	(2,235)	(19,716)
Restructuring costs	2,393	—	6,814	—
Merger expenses	5,120	—	19,244	—
Net impact of IEEPA tariff refunds, including interest income	(713)	—	(20,377)	—
Executive separation costs	—	—	—	3,193
Tax effect of adjustments	(1,229)	4,531	(827)	1,836
Adjusted net income	$53,977	$48,114	$182,794	$163,738

Weighted average common shares outstanding - diluted	24,417	24,466	24,376	25,004

Net income per common share - diluted	$2.05	$2.55	$7.39	$6.78
Loss on extinguishment of debt	—	0.03	—	0.35
Gain on sale of real estate	(0.07)	(0.80)	(0.09)	(0.79)
Restructuring costs	0.10	—	0.28	—
Merger expenses	0.21	—	0.79	—
Net impact of IEEPA tariff refunds, including interest income	(0.03)	—	(0.84)	—
Executive separation costs	—	—	—	0.13
Tax effect of adjustments	(0.05)	0.19	(0.03)	0.08
Adjusted net income per common share - diluted (Adjusted EPS)	$2.21	$1.97	$7.50	$6.55
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measures of Adjusted EBITDA, adjusted net sales, adjusted operating profit margin, Adjusted EBITDA as a percentage of adjusted net sales, adjusted net income, and Adjusted EPS to illustrate and improve comparability of its results from period to period. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation expense, amortization expense, loss on extinguishment of debt, gain on sale of real estate, restructuring costs, merger expenses, the net impact of IEEPA tariff refunds, and executive separation costs, as applicable, during the three and nine month periods ended September 30, 2026 and 2025. Adjusted net sales is defined as net sales adjusted for the reduction in net sales related to IEEPA tariff refunds passed through or expected to be passed through to customers, during the nine month period ended September 30, 2026. Adjusted operating profit margin is defined as operating profit margin adjusted for restructuring costs, merger expenses, the net impact of IEEPA tariff refunds, and executive separation costs, as applicable, during the three and nine month periods ended September 30, 2026 and 2025. Adjusted net income is defined as net income adjusted for loss on extinguishment of debt, gain on sale of real estate, restructuring costs, merger expenses, the net impact of IEEPA tariff refunds, including interest income, executive separation costs, and the related tax effects, as applicable, during the three and nine month periods ended September 30, 2026 and 2025. Adjusted EPS is defined as adjusted net income divided by weighted average common shares outstanding - diluted. The restructuring costs adjusted out of the non-GAAP measures relate to the Company's plant consolidations at our U.S. glass and automotive aftermarket facilities. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. These measures are not in accordance with, nor are they substitutes for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.
Further, the Company has provided its outlook for full-year 2026 Adjusted EPS and adjusted operating profit margin in this release. The Company is unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because the Company is unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. The financial impact of such items is uncertain and is dependent on various factors, including timing, and could be material to the Company's consolidated statements of income.